EXHIBIT 99.1

News Release dated May 29, 2013

New Western Gas Corporation, a Wholly Owned Subsidiary of New Western Energy Corporation, Completes Its Acquisition of a 1,040 Contiguous Acres, 3 Leases, 9 Producing Gas Wells Prospect Located in Wilson County, Kansas

IRVINE, May 29, 2013 (GLOBE NEWSWIRE via COMTEX) -- New Western Gas Corporation, a wholly owned subsidiary of New Western Energy Corp. (OTCBB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced that it has completed its acquisition of the "Fredonia Gas Prospect" consisting of three producing gas leases, the Farwell, Eagle and Puckett leases containing approximately 1,040 contiguous acres and 9 producing gas wells all located in the heart of the Cherokee Basin in Wilson County, Kansas.

The three-lease property is currently producing 6 Million MCF per month from 9 producing gas wells. Produced Water is disposed of into a centrally located arbuckle disposal well with plenty of capacity for future expansion. The three-lease property is located in the central portion of the Cherokee Basin Structural Province. This maturely explored basin is best known for its gas production from shallow Pennsylvanian aged Sandstone reservoirs. In the immediate prospect area, gas is produced from several pay zones of Mississippian and Pennsylvanian age at depths ranging from 600 to 1,400 feet. Both stratigraphic traps in sandstone reservoirs and structural traps in folded carbonate and clastic rocks are common producers in this area. The three-lease property covers approximately 1,040 acres located two miles east of the town of Fredonia, Kansas. The targeted gas formations for the property are located within the Fredonia and Neodesha Gas Fields. The topography of the area consists mostly of wooded areas with a few grassland pastures, sloping downward from the Fredonia plateau to river bottoms, with the Fall River to the east and the Verdigris River to the west. The prospect leases lie adjacent to Kansas State Highway 400 and are easily accessible for gas drilling, production and pipeline operations.

"We are excited to continue with the execution of our strategic plan of extending our development and production of natural gas from properties with strong historical production and great future potential," said Javan Khazali, President and CEO of New Western Energy Corp. " Through our further development of the behind pipe coal gas reserves contained in the existing 9 producing gas wells, as well as through the drilling and development of the 9 proven undrilled offset locations available, we anticipate significant additional natural gas production from the Fredonia Gas Prospect in the coming year," he continued.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 20 Truman, Suite 204 Irvine, CA 92620

CONTACT:	Javan Khazali
(949) 435-0977
info@newwesternenergy.com